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Contact:

ERIC S. ROSENFELD                          ARNAUD AJDLER
Chairman, Chief Executive Officer and      Chief Financial Officer and Secretary
President                                  Arpeggio Acquisition Corporation
Arpeggio Acquisition Corporation           (212) 319-7676
(212) 319-7676

FOR IMMEDIATE RELEASE


                        ARPEGGIO ACQUISITION CORPORATION
                        COMPLETES INITIAL PUBLIC OFFERING

         NEW YORK, NEW YORK, June 30, 2004 - Arpeggio Acquisition Corporation (OTC Bulletin Board: APGOU) announced today that its initial public offering of 6,800,000 units, including 800,000 units subject to the underwriters' over-allotment option, was consummated. Each unit consists of one share of common stock and two warrants. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $40,800,000 to the Company. EarlyBirdCapital, Inc. acted as managing underwriter for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 600 Third Avenue, 33rd Floor, New York, New York 10016.

         Audited financial statements as of June 30, 2004 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

         The Company also announced that EarlyBirdCapital, Inc. has notified the Company that separate trading of the common stock and warrants included in the units would commence on or about July 7, 2004.



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